Exhibit 14.1

THE NEIMAN MARCUS GROUP, INC.

CODE OF CONDUCT

The Code contains important information about the Company’s ethics, legal principles, and standards of conduct. All associates are expected to read the Code thoroughly and refer to it as a guide to ensure strict compliance with all laws and policies.  Many of the obligations (for example, the duty not to share information with a competitor) will continue after an associate has left the Company.  Department heads are responsible for Code enforcement in their departments and supervisors are accountable for the associates who report to them.  Throughout this document, we will refer to The Neiman Marcus Group, Inc. as “NMG” or the “Company,” and both terms should be treated interchangeably.  All references to the “associates” means all full time, part time, temporary and seasonal associates of NMG, Neiman Marcus Stores, Neiman Marcus Direct, Neiman Marcus Online, Bergdorf Goodman, Inc., Bergdorf Graphics, Inc., Horchow, Cusp and their respective subsidiaries.

CONSEQUENCES OF NON-COMPLIANCE

All associates are expected to exercise sound discretion and good judgment based upon the highest level of business ethics.  Violations of policy may result in disciplinary action up to and including termination of employment.  In some cases, an associate will have the opportunity to provide an explanation before disciplinary action is taken.  Violations of a criminal nature may subject an associate to criminal prosecution, imprisonment or fines.  An associate may also be obligated to reimburse the Company, the government or any other person or entity for resulting losses or damages.

DUTY TO REPORT

Each associate has a duty to report actual or suspected violations of the Code and all illegal activity applicable to our business.  Reports must be made to either his or her supervisor, an NMG attorney, the Human Resources Department, the Associate Relations Department, or to the Compliance Committee.  The Company prefers that associates identify themselves when reporting violations or suspected violations; however, reports may also be made anonymously through EthicsPoint website www.ethicspoint.com, or by calling 1-800-573-2022.  Contact information for the Compliance Committee is available in Appendix 1.  If a report is made to a supervisor, the supervisor must immediately contact the Human Resources Department, the Associate Relations Department, or an NMG attorney before conducting any investigation or providing a formal response.

When reporting any violation, associates will be asked to provide detailed information, including the identities of all witnesses, and all documents supporting the claim.  The Company will do its best to conduct a thorough investigation based on the information presented.  If you feel at any time that a matter has been overlooked or unaddressed, please notify the Legal Department.  The Company and its associates are prohibited from imposing any form of retaliation against anyone who files a report in good faith, without regard to the identity or position of the suspect offender.  Reports submitted in bad faith or containing false or misleading information may subject the reporter to disciplinary action.  Failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report such matters.  An associate is not immune from disciplinary action by simply filing a report, as evidence of misconduct may still be grounds for appropriate disciplinary action.

COMPLIANCE WITH LAWS AND RELATED POLICIES

FAIR DEALING

Associates must deal fairly with all co-workers, customers, vendors, suppliers, competitors, and third parties.  Under no circumstances may an associate engage in manipulation, concealment, abuse of confidential information, misrepresentation of material facts, or any other unfair practice.

ANTITRUST LAWS

Associates are prohibited from making any agreements with competitors in restraint of trade, and shall not engage in price fixing, resale price maintenance, unlawful boycotts, price discrimination or other acts that violate applicable antitrust and trade practice laws.

Federal and state antitrust laws are intended to preserve and to promote fair and open competition, which lies at the foundation of a free enterprise system.  While the Company should compete aggressively and creatively, its commitment is to compete in strict compliance with the letter and spirit of all antitrust and trade practice laws.  These laws generally forbid agreements or joint actions between competitors regarding prices, product or territory allocations, customers or suppliers, agreements or joint actions between a supplier and a customer that restrain or tend to reduce competition, and any conduct of a single firm that is intended to illegally establish or maintain a dominant market position or monopoly.  Associations, joint ventures or mergers with actual or potential competitors pose special problems that need to be analyzed with particular care and must be approved in advance by the Legal Department.

Under antitrust laws, unlawful agreements need not take the form of a written contract or consist of express commitments or mutual assurances.  Courts can — and do — infer agreements based on informal discussions or the exchange of information between competitors from which pricing or other collusion could result.  Any communication with a competitor’s representative, no matter how innocuous it may seem at the time, may later be subject to antitrust scrutiny and form the basis for accusations of improper or illegal conduct.  Associates must conduct all relations with competitors and other third parties, including social activities, as if they were completely in the public view, as those relations may be subject to probing examination and unfavorable interpretation.

For example, trade association meetings and other industry gatherings typically serve perfectly legitimate and worthwhile purposes.  However, these meetings also provide an opportunity for unlawful communications to occur because they bring together competitors who share common business interests and problems.  Informal gatherings outside official trade association meetings are particularly risky from an antitrust perspective.

Antitrust laws that involve prices and pricing procedures pose particular risks for the Company and its associates.  Associates must always make independent pricing decisions that are in the Company’s best interest and are based on factors such as value to the customer, costs and competitive pressure in the marketplace.  Associates must not communicate either directly or indirectly with competitors concerning sensitive information such as prices charged, sale dates or percentages, business or marketing strategies, profit margins or credit and billing practices.  To avoid any appearance of indirect communications with competitors, vendors and distributors should be discouraged from sharing with the Company any sensitive information concerning other retailers or from disclosing information about the Company to others.

Associates also must not reach agreements with vendors or distributors regarding the price at which products will be resold.  Although a manufacturer may suggest retail prices and markdown dates and percentages, any agreement with a vendor requiring the Company to adhere to a retail price or to change the Company’s prices may be illegal resale price maintenance.

Finally, vendors and distributors must not discriminate in the prices, terms of sale or advertising or promotional programs and allowances they provide to competing retailers.  While it is not the Company’s obligation to ensure that such vendors and distributors do not discriminate against other retailers, associates must not induce or knowingly receive unlawful preferences in price, terms or promotional allowances or services compared with competitors who purchase similar products from the seller.  Thus, while associates are encouraged to negotiate the best possible prices, terms, and cooperative advertising arrangements, they must not affirmatively seek terms that are better than those offered to competing retailers.

In addition to price fixing, resale price maintenance, and price discrimination, antitrust laws prohibit other noncompetitive activities including: predatory pricing

(i.e., selling below cost); group boycotts; agreements; monopolization; unlawful termination of dealers, suppliers or distributors; and, under certain circumstances, attempts to engage in many of these types of activities.  Moreover, antitrust laws generally prohibit any unfair or deceptive trade practices or methods of competition, including misleading advertising, disparaging a competitor’s products or services, harassing a competitor and stealing trade secrets or confidential business information.

The above description does not exhaust the reach of all antitrust laws.  It does demonstrate, however, that antitrust laws, which attempt to ensure that superior market position is achieved only by superior products and performance, affect nearly every business decision made by associates on the Company’s behalf.  The costs and consequences of an antitrust investigation or litigation can be serious for individual associates, as well as for the Company itself, even if the associates and the Company are ultimately vindicated.  Individual violators of antitrust laws can be imprisoned and subject to significant monetary fines.  Corporations that violate antitrust laws can be subject to criminal penalties in excess of $10 million per violation.  In addition, companies can be subject to treble damage awards in civil lawsuits.

INSIDER TRADING

Federal securities laws forbid the purchase or sale of a publicly traded security based upon “inside” information unavailable to outside parties.  The term “inside information” means any material information that has not been publicly disclosed by the Company.  These laws also prohibit employers, directors, officers and associates from “tipping” others with inside information or knowingly or recklessly failing to take steps to prevent others whom they control (whether directly or indirectly) from trading on such inside information.  Trading under these circumstances is only permissible after a reasonable amount of time has passed after the Company has disclosed this information to the public.  Specifically, associates shall not:

•                  share inside information with individuals outside the Company;

•                  use or disclose any non-public or inside information about other companies;

•                  trade stock or securities of the Company or other firms based on inside information; or

•                  advise others to buy or sell securities of the Company.

What is “material”?  Any fact which may affect the price of the stock or securities and/or which a reasonable investor would consider important in deciding whether to purchase or sell shares of stock or other securities of the Company is generally considered material.  Examples include: financial results or forecasts; a significant proposed acquisition or disposition of a business; hiring, firing or resignation of a director or officer of the Company; a stock split or change in dividend; significant litigation; or changes in customary earnings and earnings trends.

What constitutes public disclosure?  Information is effectively disclosed to the public if it is contained in an annual or quarterly report to stockholders, a Company press release, or in public filings with securities regulatory authorities.

What is a reasonable period of time after which purchases and sales can be made?  Essentially, the investing public must have had time to digest and to analyze the information which has been disclosed.  With regard to information in a press release, purchases and sales can be generally made beginning two (2) business days after the release.  For information in a report mailed to stockholders, purchases and sales should not be made until at least one (1) week after the date of mailing.

Associates must not discuss Company affairs with securities analysts, members of the press, or any other persons who do not have a direct relationship with the Company.  Discussing the affairs and prospects of the Company could lead to serious legal liability and must be conducted only by the Investor Relations department or other authorized personnel.

EMPLOYMENT LAWS

Associates are required to comply with all applicable labor and employment laws.  Associates must also help promote the Company’s goal of providing a safe and healthy workplace that is free of sexual harassment or other types of misconduct, and help ensure equal treatment in the recruitment, hiring, placement, training, compensation, benefits, education and development, transfer, promotion, demotion, discipline and termination of all associates.

EQUAL EMPLOYMENT OPPORTUNITY

The Company is an equal opportunity employer and takes seriously its obligations to comply with the law with respect to hiring, employing and other dealings with applicants and associates without regard to their race, religion, national origin, gender, age, disability, pregnancy, marital status, sexual orientation, or any other category protected by applicable law.  The Company’s policy is to take personnel actions strictly on the basis of individual ability, performance, experience and relevant business needs.  Actions influenced by personal relationships or by illegal discriminatory motives of any kind are strictly prohibited.

HARASSMENT

The Company’s policy is to provide a work environment free from unlawful harassment in any form, whether physical, verbal or non-verbal.  Unlawful workplace harassment may include harassment based upon a person’s race, religion, national origin, gender, age, disability, pregnancy, marital status, sexual orientation, or any other category protected by law.

SEXUAL HARASSMENT

The Company also prohibits sexual harassment of any kind.  Sexual harassment undermines the integrity of the employment relationship, and no associate should be subjected to unwelcome sexual conduct by supervisors, co-workers, contractors, vendors, customers, suppliers, or any third party.

Sexual harassment does not refer to occasional compliments of a socially acceptable nature.  It refers to conduct of a sexual nature, in any form, whether physical, verbal, or non-verbal, that is unwelcome and creates a work environment that is hostile, offensive or coercive.  While sexual harassment is not easy to define, it may include:

•                  unwelcome sexual jokes, language, epithets, advances or propositions;

•                  unwelcome touching, leering, or whistling;

•                  suggestive, insulting or obscene comments or gestures;

•                  demands for sexual favors in exchange for favorable reviews, assignments, promotions, or continued employment;

•                  questions about sexual conduct or practices;

•                  unwelcome comments about an individual’s body or sexual activity; and/or

•                  display of sexually suggestive pictures, posters, objects or drawings.

Any associate who believes that he or she has been subjected to sexual harassment in violation of Company policy should promptly report his or her concerns in accordance with the section entitled Discrimination and Harassment, below.

The Company has no desire to interfere with consensual relationships between co-workers; however, individuals may be (or may appear to be) improperly influenced by the existence of a personal relationship.  In situations where one of the parties in a relationship supervises or evaluates the other, the relationship must be disclosed to management immediately and the conflict must be resolved.  The Company reserves the right to take appropriate action to avoid potential problems, including, but not limited to, changing an associate’s job or changing the reporting relationship between the parties.

IMMIGRATION

Associates in a supervisory position are required to ensure that they and any associates who work for them comply with all applicable immigration laws.  Associates who travel internationally on business are responsible for obtaining appropriate work authorization as necessary.

AMERICANS WITH DISABILITIES ACT

The Americans with Disabilities Act (“ADA”) is intended to protect qualified individuals with disabilities against discrimination in employment and the provision of services to the public.  The Company is committed to compliance with the ADA and all associates are strictly prohibited from discriminating against qualified applicants or associates with actual or perceived disabilities, or customers with actual or perceived disabilities.  All requests for accommodation should be made in writing and directed to the Human Resources Department.

DISCRIMINATION AND HARASSMENT

NMG has adopted a corporate policy that all associates must treat each other, and are entitled to expect to be treated, with dignity.  Any form of discrimination or harassment, specifically including discrimination or harassment based on any category protected by law will not be tolerated.  Consistent with this policy, associates are expected to extend tolerance and respect for one another’s cultures, lifestyles, and uniqueness.  An associate who believes they have been subjected to or who becomes aware of a situation involving discrimination or harassment should immediately proceed to Step 1 of NMG RESOLUTIONS,TM as outlined below.  The Company will not permit retaliation of any kind against any associate who makes a good-faith complaint of discrimination or harassment or who assists in an investigation of a complaint.  On the other hand, the Company will not tolerate false accusations of discrimination or harassment made either maliciously or recklessly.  In such cases, the accuser will be subject to disciplinary action commensurate with the factual circumstances and seriousness of the matter.

COMMUNICATION

Communication is an important part of our success.  This is particularly important if an associate experiences a problem in their work.  If associates have a problem in the ordinary course of business, they are expected to go to their manager or supervisor to talk about it in a mutually respectful atmosphere.  The vast majority of an associate’s day-to-day problems can and should be handled in this way.  Likewise, an associate should talk with his or her manager or supervisor if he or she has any ideas about how to improve the workplace.

NMG RESOLUTIONS

A 4-Step Process

The Neiman Marcus Group, Inc. has adopted NMG RESOLUTIONS™, a 4-step process that assists us to quickly and fairly resolve complaints, disputes, and any and all legal claims(1) so we can stay focused on our goal of providing superior customer service in a welcoming environment. We believe NMG RESOLUTIONS reinforces the value of each associate and the importance of really listening to each other and understanding our different points of view.

In developing NMG RESOLUTIONS, we spoke with many leading companies that have introduced successful ways to resolve workplace disputes. We learned

(1)  For your convenience, when you see the word “dispute” in this document, please understand it means all such complaints, disputes, and any and all legal claims.

that there are many time-tested programs out there and each is a little different.  Then we studied our own associate population and designed the steps that we thought would work best for our diverse workforce. Ultimately, we believe this 4-step process embodies the following qualities that are fitting for our culture and work environment:

It is fair. NMG RESOLUTIONS provides multiple opportunities to have your dispute heard — you decide whether to accept the outcome of each step or move on to the next step, and ultimately on to the final step of binding arbitration.

It is quick. There are time guidelines at each step so your dispute cannot drag on.  You will get answers.

It is mutual and covers all disputes. It covers all disputes you have against the Company, as well as all disputes the Company may have against you, with a few very specific exceptions described in a separate booklet entitled “The Neiman Marcus Group, Inc. Mandatory Arbitration Agreement.”

It applies to all associates.  From top to bottom, all employees of the Company are covered, except for two very specific exclusions that are described in Paragraph 1 of the Arbitration Agreement.

It is important to understand that Step 4 in this process requires that all disputes an associate has against the Company, or the Company has against an associate, which have not been previously resolved by agreement, shall be resolved exclusively by final and binding arbitration, the terms of which are set forth in the Arbitration Agreement. The Arbitration Agreement is not optional, and your employment or continued employment with the Company on or after March 1, 2013 will be deemed your acceptance of the Arbitration Agreement.

A more in-depth explanation of each step in the NMG RESOLUTIONS process is provided below.

4-Step Process

Step 1 — Discuss your dispute with your local Human Resources representative who will work with you to get the matter resolved. Many disputes can be easily and quickly resolved in this step. The Human Resources representative will try to work within any confidentiality requests that you may have. You can request to be kept informed of the status of your dispute. If after this step the dispute has not been resolved and you wish to pursue the dispute, you must go to Step 2.

Step 2 — Discuss the dispute with the Associate Relations Department in Dallas, Texas, whose commitment is to work with you to get the matter resolved.  Associate Relations helps to develop and enforce all human relations policies and works to ensure they are enforced fairly. When you contact Associate Relations, you must specifically state that you would like to initiate Step 2 of NMG RESOLUTIONS. The Associate Relations representative will ask you to put your concerns in writing. To assist you in doing this, a very simple form is available on www.mynmg.com. If you prefer not to use the form, you can e-mail your concerns to associaterelations@neimanmarcus.com, or send a letter via the U.S. Postal Service addressed to:

Neiman Marcus Group

c/o Associate Relations

One Marcus Square

1618 Main Street

Dallas, TX 75201

If you have any questions about this process, please call the Associate Relations Department at 1-800-573-2022.

Associate Relations takes all disputes seriously. Because there are many different kinds of disputes, each may be handled differently. Generally, we will try to talk with everyone involved to get their perspective and completely understand all of your concerns. If Associate Relations finds that your dispute is substantiated, appropriate action will be taken.

Disputes will be treated with as much confidentiality as possible, although some disputes and the ensuing investigation simply cannot be kept completely confidential. For example, allegations of discrimination or harassment may not lend themselves to complete confidentiality, since an investigation will usually involve interviewing the person or persons about whom you have complained.  The Company will not tolerate any retaliation against anyone who has initiated a dispute in good faith. If you believe that you are a victim of retaliation, you should immediately notify Associate Relations, and steps will be taken to address this issue.

You will be notified of the action taken, if any, at the conclusion of Step 2. If you have requested compensation, you will be advised of the amount being offered, if any. Again, many disputes will be resolved during this Step. If you feel that the dispute has not been resolved and you wish to go further, then you may proceed to Step 3.

Step 3 — If the dispute remains unresolved, then you may present your dispute to a neutral mediator, who will work to help you and the Company reach a voluntary solution to the dispute. Mediation is indeed a formal, more serious step. To mediate a dispute, you must contact Judicial Arbitration and Mediation Services, Inc. (“JAMS”), www.jamsadr.com and inform them that you want to mediate a dispute with the Company. They will provide you with their rules for mediation, and give you a list of possible mediators.  Mediation will normally occur at a place other than a Company location - usually at the mediator’s office. It usually lasts a half day, but for unusually hard issues it can last an entire day. If you are still employed by the Company, you will not be penalized by loss of pay for attending any mediation. The Company pays for the mediation filing costs and use of the mediator.

The mediator will try to work out a compromise between you and the Company.  If you have demanded compensation and the Company has been unwilling to pay the amount you have demanded, the mediator will try to help both sides come to a negotiated resolution of the issue. Understand, however, that the mediator has no power to force you or the Company to do anything.

Step 4 — If your dispute is still not resolved after Step 2 or 3, you must go to Step 4 — Binding Arbitration under the Arbitration Agreement. Instead of taking your dispute to court—which you and the Company may no longer do—a completely neutral arbitrator is selected to finally decide the dispute like a judge or jury would in a trial. The Company has adopted a very specific program governing the details of how arbitration will proceed, which is embodied in the Arbitration Agreement. You should familiarize yourself with the terms of the Arbitration Agreement.

To arbitrate a dispute, you must submit a written demand for arbitration with JAMS (“Demand for Arbitration”). The JAMS Demand for Arbitration Form may be downloaded from the JAMS website at www.jamsadr.com or by calling JAMS at 214-744-5267.  The Demand for Arbitration must be timely submitted within the statute of limitations applicable to the asserted Dispute. A neutral arbitrator will be selected by JAMS, after both you and the Company have submitted your preferences.

The arbitration will normally occur at a place other than a Company location — the arbitrator will decide. In any event, the arbitration will occur within 50 miles of the last Company facility at which you worked. It usually lasts a day but can last as long as necessary for the evidence to be heard. Associates who are still employed by the Company will not be penalized by loss of pay for attending the arbitration. The Company will pay JAMS arbitration fees and other costs directly to JAMS relating to the arbitration proceeding.

Once all the evidence has been reviewed, the arbitrator will issue a final decision, which is binding on everyone.

This brief description of the Arbitration Agreement should be regarded as a general overview, and in the event of any conflict between this description and the Arbitration Agreement, the actual terms and conditions of the Arbitration Agreement shall control. Please understand that the Arbitration Agreement is mandatory, a condition of employment or continued employment, and requires both you and the Company to waive all rights to a trial by jury or to a trial before a judge in a court of law on all disputes.

SAFETY AND HEALTH

The Company is committed to protecting the health and safety of its associates, visitors, and the public.  The Company’s policy is to maintain its facilities and run its business operations in compliance with all occupational health and safety laws.  Associates must follow all applicable laws and regulations and promptly report to management any unsafe conditions, hazards, broken equipment or machinery, as well as injuries or accidents on the premises.

To ensure a safe and healthy work environment, associates who contract dangerously communicable diseases must notify their supervisors immediately.

CONTRACTING WITH OTHER PARTIES

The Company is committed to meeting all of its contractual obligations and associates are expected to know, understand, and honor the terms of all of its contractual agreements.  The Company further expects its associates to compete fairly and ethically for all business opportunities.  All statements, communications, and representations to other parties made in the course of any contract negotiations must be accurate and truthful.  As used in this section, the term “agreement” includes formal contracts, letters of intent, offer letters, and exchanges of correspondence involving the express or implied acceptance of an offer.

It is the Company’s policy to formalize all agreements in writing.  Exceptions may be made under certain circumstances, but only with prior approval from the Legal Department.  Every new agreement must be pre-approved by the Legal Department unless an identical form agreement has been previously authorized.  Pre-approval is not required on commonly printed forms related to commercial travel, car rental, shipment of goods, magazine subscriptions, or any other purely routine matters that common sense dictates may be transacted without prior legal review.

ENTERING AGREEMENTS

Only certain associates are authorized to sign contracts.  Before making commitments on behalf of the Company, an associate must ensure that he or she has the required signing authority.  Entering into unauthorized side letters or oral agreements is prohibited and may be grounds for disciplinary action.  In most cases, the Company, and not the other contracting party, should take the initiative in preparing agreements.  The Legal Department should be conferred with at the earliest opportunity, so that it may anticipate legal problems and work proactively with management personnel rather than having to react later under unnecessary time constraints.  If there are any questions, please contact the Legal Department.

TERMINATING AGREEMENTS

Periodically, the Company may wish to terminate an agreement before it is due to expire.  Because certain liabilities may arise that are not readily apparent, termination of any agreement requires a critical review of possible ramifications.  Therefore, no agreements should be terminated without the approval of an attorney within the Legal Department.

PRODUCT SAFETY

The Company is committed to complying with all applicable product safety laws and regulations.  Although vendors and manufacturers are ultimately responsible for ensuring the safety and usability of their products, the Company must take reasonable steps to ensure that their products satisfy applicable legal requirements.  Such steps protect the Company’s reputation and customer relationships, and limit the risk of potential legal liability.  While not an exhaustive list, the following provides a brief overview of some requirements.

FLAMMABILITY STANDARDS

Textiles used to manufacture clothing sold in the United States must meet required flammability standards.  Associates involved in buying apparel are responsible for obtaining from vendors copies of test results indicating that the fabrics used in clothing sold to the Company meet applicable flammability standards.  Note that stricter standards apply for fabrics used in children’s sleepwear.  Vendors should provide copies of applicable continuing guarantees of compliance filed by them with the Consumer Products Safety Commission.  If an associate becomes aware of any product sold by the Company that does not comply with flammability standards or contains a defect which may pose a safety hazard to consumers, the associate must notify the Legal Department immediately.

CHILDREN’S TOYS

Toys and other children’s items that present potential choking or ingestion hazards must be properly labeled to identify that they are not intended for use by children under three (3) years of age.  Electrically operated toys or other electrical products intended for use by children must also comply with applicable regulations.  The surfaces of toys and other items intended for use by children must not be coated with paint or other products containing lead.  If an associate becomes aware of any product sold by the Company that does not comply with safety regulations or contains a defect which may pose a safety hazard to children, the associate must notify the Legal Department immediately.

FOOD AND COSMETIC PRODUCTS

It is illegal to adulterate or to misbrand cosmetics, meat, poultry, or other food products. Associates involved in buying these products must confirm with vendors that their food and cosmetic items satisfy applicable regulations and nutritional labeling requirements.  Where applicable, associates must obtain copies of “Continuing Pure Food and Drug Guarantees” filed by vendors with the Food and Drug Administration.  If an associate becomes aware of any product sold by a vendor that does not comply with safety regulations or nutritional labeling requirements, or which otherwise poses a safety hazard to consumers, the associate must notify the Legal Department immediately.

POTENTIALLY HAZARDOUS PRODUCTS

In addition to specific safety regulations, the law generally prohibits the sale of defective products or products which potentially pose a safety hazard to consumers.  If an associate becomes aware of any product sold by the Company that does not comply with applicable safety regulations or which otherwise contains a defect that may pose a safety hazard to consumers, the associate must notify the Legal Department immediately.

INTELLECTUAL PROPERTY

The Company’s copyrights, trade names, trademarks, patents, and trade secrets are valuable assets which must be protected at all times.  Each associate is required to follow all of the guidelines described below for protecting NMG’s intellectual property rights and the rights of others.

COPYRIGHT COMPLIANCE

A copyright is a set of exclusive rights granted by the government for a limited time to protect the particular form, way or manner in which an idea or information is expressed.  Under Federal copyright laws, a copyright is granted to the creator of any work of authorship, such as books, articles, magazines, drawings, computer software and photographs.  Works created by associates in the course of their employment are owned exclusively by the Company.  Reproduction of copyrighted materials without written authorization from the copyright owner is strictly prohibited.  All questions regarding copyrights should be directed to the Legal Department.

TRADEMARK PROTECTION

A trademark is a word, symbol, slogan, logo, device or combination used to identify and distinguish a product, line of products or services from those belonging to another person or company.  The Company owns a number of trademarks which are extremely valuable and well recognized by the public.  Associates must vigilantly protect all Company trademarks by using them correctly and notifying the Legal Department immediately of any unauthorized use by an associate or any third party.  Associates shall not alter or modify any trademarks or tradenames in any manner without the approval of the Legal Department.  The Company is committed to respecting the trademark rights of others, and associates are prohibited from using trademarks that are confusingly similar to those belonging to other parties.  All questions regarding trademarks should be directed to the Legal Department.

TRADE SECRETS / PROPRIETARY & CONFIDENTIAL INFORMATION

Trade secrets and proprietary and confidential information may consist of any formula, pattern, device or compilation of information that the Company maintains in secrecy and uses to conduct its business or for competitive advantages.  The Company has developed such information and often has access to similar information belonging to other parties with whom the Company does business.  Examples include items such as customer lists, vendor lists, business or financial plans, projections, profits, gross margins, marketing plans, sales plans, competitive analyses, pricing information, contracts, and other like information.  Associates are required to maintain and safeguard the confidentiality of all information entrusted to them by the Company or its vendors, except when disclosure is authorized in advance by the Legal Department.

Associates must not use trade secrets or proprietary or confidential information obtained from former employers or third parties, unless prior authorization has been obtained from the Legal Department.

Associates must dispose of all confidential material in an appropriate manner, which may include shredding and discarding such material in secured waste receptacles.  Associates shall not, at any time, either directly or indirectly, divulge, disclose or communicate any confidential or non-public information relating to Company business, including information regarding customers, product pricing, Company operations strategies, practices, business plans, or any other information which may, if disclosed, be harmful to the Company or its customers, or be useful to its competitors.  Associates should refrain from discussing confidential information in public areas, such as in airplanes, restaurants, on cell phones, and in non-private areas, such as cafeterias and elevators.

All files, records and reports acquired or created in the course of employment are the property of the Company, including any hard copies, electronic files, customer lists, computer hardware and software, statistical analyses, handbooks, internal documents, product pricing business formulas and models, identification cards, keys, and access cards.  Immediately before or upon termination of employment, associates must return all property belonging to the Company.  Associates are prohibited from retaining copies of any such property.  To the extent permitted by law, the Company reserves the right to withhold any funds due to an associate until all such property has been returned.

These obligations shall continue after any termination of employment with the Company.  Questions concerning the classification of any information as being a trade secret or as proprietary or confidential information should be directed to the Legal Department.  Associates must not use or disclose any questionable information unless and until they are certain such use or disclosure is permitted.

INTERNATIONAL BUSINESS

Associates must strictly comply with all U.S. laws governing foreign operations and the laws of each country in which the Company conducts business.  This includes the Foreign Corrupt Practices Act (“FCPA”), import and customs controls, export controls, antiboycott laws, and embargos mandated by the U.S. State Department.  Associates must also be respectful and tolerant of the values and legally permissible customs of the communities and countries in which the Company does or seeks to do business.  Illegal activities are strictly prohibited, even if a particular community or country does not enforce certain laws.

THE FOREIGN CORRUPT PRACTICES ACT

The FCPA prohibits making or offering bribes, kickbacks, or payments of money or anything of value to government or public officials, political parties, candidates for political office, or to any third party for any purpose in connection with the Company’s business operations.  This includes giving money or anything of value to a third party where there is reason to believe that it will be passed on to a government official for this purpose.  This prohibition applies regardless of whether the source is from personal or Company funds.  To ensure compliance with the FCPA, all payments to such parties must be pre-approved by the Legal Department.

IMPORT AND CUSTOMS CONTROLS

Associates are required to comply with all U.S. laws, U.S. Customs Services regulations (“Customs”), and all regulations created by federal agencies relating to, or governing, the importation or exportation of goods and technology to and from the United States.  Associates are required to report all violations or questionable transactions of U.S. Customs laws to either their supervisor, an NMG attorney, the Human Resources Department, the Associate Relations Department, or to the Compliance Committee.

Customs and trade laws provide that all imported goods must enter the United States with the appropriate quota or export/import licenses, labels, markings, bills of lading, and commercial invoices.  All goods must be adequately and correctly described and all payments and/or charges related to the importation must be disclosed to Customs.  In addition, certain types of products (e.g., consumer products and textiles) are subject to special laws and regulations.  All import transactions are subject to strict recordkeeping requirements and mandate that records be retained for a period of at least five (5) years from the date of the transaction.

Both Customs and Company policy forbid the importation of goods produced by illegally employed underage workers, convicts or forced labor.  The importation of transshipped goods is also prohibited.  Transshipped goods are goods which are misrepresented on entry to the United States as the product of a second country in order to avoid additional duties or quantity limitations imposed on the country actually producing them.  The Company should ascertain that product manufacturers are not on the Customs list of transshippers, and that they observe appropriate labor practices.  Where on-site factory visits are made, associates should be on alert for any indications of these prohibited activities and report them immediately to the Legal Department.  Where possible, the Company should secure in writing a representation and warranty that the product manufacturer will not supply any goods to the Company where the originating country is not legally identified or which is produced by underage or involuntary labor.

EXPORT CONTROLS

Associates are responsible for understanding how export controls laws apply to their jobs and for conforming to such requirements.  Under Export Administration Regulations, the export of goods and services from the United States may require a specific export license from the U.S. Commerce Department.  The same may apply both to transshipment of U.S. origin goods from the country of original destination to a third country, and to exports of foreign made goods with U.S. content.  Associates must consult with the Legal Department before exporting any goods.

ANTIBOYCOTT LAWS

The Company will not participate in any economic boycott unless sanctioned by the U.S. government.  The Company will not provide information that could be construed to further unsanctioned boycotts.  Any requests to do so must be reported to the U.S. Department of Commerce.  If an associate receives any such request by a third party, it must be reported immediately to the Legal Department.

U.S. EMBARGOES

Associates must comply with trade restrictions imposed under the International Emergency Economic Powers Act and the Trading with the Enemy Act.  Both laws impose restrictions that affect exports, imports, travel, currency transactions, assets and accounts with certain countries, whether directly or through third parties.  Associates must confirm that no trade restrictions are in effect with any country with whom the Company does or intends to do business.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Associates must comply with all campaign finance and ethics laws, including those prohibiting the use of Company funds, assets, facilities, or services to: (1) support or oppose political parties or candidates; or (2) reimburse associates who make donations to support or oppose political parties or candidates.

Associates who make personal political contributions, or who participate in the political process or political activities to express their personal views on legislative or political matters must conduct such activities on their own time and at their own personal expense.  Unless authorized by the Company, associates who engage in such activities or make any public political statements must avoid any references to their affiliation with the Company.

Occasionally, the Company may retain the services of a lobbyist whose sole function is to communicate with legislative or regulatory officials on behalf of the Company.  Since lobbyists are often subject to specific registration, reporting, and financial disclosure requirements, associates are prohibited from engaging in any lobbying activities without pre-approval by the Legal Department.

IMPROPER OR UNRECORDED PAYMENTS / EXCESSIVE GIFTS

It is the Company’s policy to maintain accurate and reliable financial records.  Associates are therefore required to retain all supporting documentation necessary to support all payments made or received by the Company.  In support of this policy, associates shall not:

•                  falsely report any payment in accounting records;

•                  omit any payment from accounting records;

•                  create or maintain secret or unrecorded funds or assets;

•                  make false or fictitious entries in the Company’s books or records so as to conceal such funds or assets;

•                  make, facilitate or accept any bribes, kickbacks or other improper payments, loans or gifts to or from government officials, customers, vendors, suppliers or other business contacts;

•                  give excessive or uncustomary gifts or services to the Company’s current or prospective customers, vendors, suppliers, or business contacts; or

•                  receive excessive or uncustomary gifts or services from the Company’s current or prospective customers, vendors, suppliers, or business contacts.

SALES TAX

All associates must abide by the rules set forth in the Company’s Sales Tax Policy.  The Company is legally required to collect sales tax in all states where it conducts business.  State laws vary in tax rates, taxable items, and methods of collection.  The Point of Sale (POS) system has been programmed to collect the proper sales tax in each store.  An associate must never offer a customer the option to ship a purchase in order to avoid paying sales tax.  Failure to adhere to these rules will result in disciplinary action up to and including termination of employment.

FALSE STATEMENTS AND SCHEMES TO DEFRAUD

It is the Company’s policy to treat all parties fairly and handle all business transactions with the highest degree of integrity.  In support of this policy, associates shall not:

•                  make untruthful statements about the Company’s products and services;

•                  willfully conceal material facts from anyone with whom the Company does business or seeks to do business;

•                  knowingly or recklessly making commitments that the Company cannot fulfill;

•                  knowingly or recklessly make or cause to be made oral or written false statements to government officials;

•                  conceal or cause to be concealed material facts called for in a governmental report, application, filing, investigation or request for information;

•                  provide false information to any other associate or third party knowing that the information will be (or is likely to be) provided to the government;

•                  engage in any scheme to defraud any customer, vendor, supplier or government agency; or

•                  wrongfully withhold or convert the property of others.

THEFT OR MISUSE OF COMPANY PROPERTY

All Company assets should be used for legitimate business purposes only.  Theft, carelessness and waste have a direct impact on the Company’s profitability, and thus, associates are asked to use all assets efficiently and to conserve resources whenever possible.  In support of these objectives, associates are strictly prohibited from the following activities, which include but are not limited to:

•                  stealing or misusing Company assets;

•                  misusing associate discount privileges;

•                  submitting a falsified time sheet or expense report;

•                  providing any products to any person or entity in violation of any Company policy;

•                  retaining any uncustomary personal benefit from current or prospective customers, vendors, suppliers, government agencies or other business contacts; and

•                  using the Company’s proprietary information, trade secrets or other assets improperly or without proper authorization.

All violations or suspected violations must be reported immediately to Loss Prevention, an associate’s supervisor, an NMG attorney, the Human Resources Department, the Associate Relations Department, or to the Compliance Committee.  Reports may also be made anonymously through EthicsPoint at www.ethicspoint.com or by calling 1-800-573-2022.  Strict disciplinary action, including possible termination, will be taken against any associate engaged in theft or abuse of Company assets and, as warranted, against any other responsible party.

PROTECTING CUSTOMER INFORMATION

Neiman Marcus is committed to protecting the privacy of its customers, including clientele and account information.  The Company considers such customer information to be confidential and proprietary to the Company.  The Company expects all of our associates entrusted with this customer information to treat such information with the utmost respect.  Protecting customer information (including clientele and account information) is the responsibility of each associate who comes in contact with this information.  Certain customer charge account and personal information is protected by state and federal laws, as well as our own data security policies.  All such information including clientele and account information is the property of the Company, and does not belong to an individual associate.  Therefore, our associates are prohibited from keeping such information on personal smartphone or on any personal computer equipment.

We must ensure that adequate steps are taken to safeguard this information.

Failure to protect such customer information and to abide by the Company’s policies and procedures with regard to protecting customer information will lead to disciplinary action up to and including termination.

WIRETAPPING, EAVESDROPPING AND TAPE RECORDING

Associates are prohibited from surreptitiously monitoring or recording any communications without the prior written approval of the Legal Department.  Any violation of this policy will result in disciplinary action, up to and including immediate termination or employment.

RESPONDING TO INQUIRIES FROM THIRD PARTIES

All requests for information by government representatives, the media, attorneys who do not represent the Company, or by other third parties must be directed to management personnel.  Unless specifically authorized by the Company, associates are not to respond to such inquiries, whether formally or informally.  All inquiries regarding potential or on-going litigation must be directed to the Legal Department.

REQUESTS FOR INSPECTIONS OF PREMISES

Government agencies and building code enforcement officials may periodically conduct routine inspections of the Company premises.  The manager of the facility should be prepared to handle such inspections by asking the visitor for proper credentials and a valid explanation for the basis of their inspection.  If the inspection is unannounced, unplanned, or otherwise unwarranted, the visitor should be told to wait and that Company policy requires an associate to contact the Legal Department before any inspection can be authorized or commenced.

CONTACTS WITH THE MEDIA AND THE FINANCIAL COMMUNITY

Associates are prohibited from commenting or providing financial information to anyone outside the Company without the prior approval of the Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, or the General Counsel.

Public responses and press releases are to be provided solely through the Corporate Communications, Investor Relations, or Public Relations departments.

ADVERTISING

Federal and state laws and regulations prohibit false, misleading or deceptive advertising in the promotion and sale of products offered or sold by the Company.  Associates are therefore prohibited from creating, approving or disseminating any advertising or promotional materials that potentially violate any applicable laws and regulations.  All advertising must be fair, accurate and properly substantiated and any proposed publications must be pre-approved by the Legal Department before being released to print.

RECORD KEEPING

It is the Company’s policy to prepare, maintain and adequately safeguard all Company records in accordance with all applicable legal and accounting requirements.

PREPARATION OF RECORDS

All books, records, and accounts must accurately and fairly reflect all transactions, disposition of assets and liabilities, and other events that are subject to specific regulatory record keeping requirements.  Under no circumstances may there be any unrecorded funds or assets of the Company or any inaccurate entries knowingly made on the Company’s books or records.  No associate may interfere with or seek to improperly influence the auditing of the Company’s financial records.

RETENTION OF RECORDS

Associates must comply with the Company’s record retention policy.  In some instances, the existence of pending or threatened litigation, investigations, or validly issued subpoenas may legally require that certain records be retained for longer than the Company’s normal record retention schedule.  It is a violation of law to conceal, alter or destroy such records.

E-MAIL, PHONE CALLS, TEXT MESSAGES, VOICEMAIL AND THE INTERNET

Although the use of electronic mail, telephones, text messages, voicemail, and the Internet can be very efficient and effective, associates must ensure that all such methods of communication are used appropriately and in moderation without interfering or compromising their work.

APPROPRIATE USE

E-mail, phone calls, text messages, voicemail and the Internet must be used responsibly and are intended for business purposes only.  Under no circumstances may e-mail, phone calls, text messages, voicemail or the Internet be used for any illegal, immoral, or unethical purpose, or for any communication of an obscene, discriminatory, harassing or otherwise inappropriate nature that potentially harms the Company’s reputation, or the reputation of its associates.  The Company retains the sole right and discretion to determine whether or not associates are using these methods of communication properly.

Associates must not post confidential, proprietary, inappropriate or sensitive Company information on the Internet.  This prohibition includes the posting or transmission of any identifiable information about the Company or its associates, and includes locations such as websites, newsrooms, chat rooms, blogs, and other similar locations.  Associates are further prohibited from developing or establishing websites or web pages using the Company’s name, images, or trademarks without proper authorization from the Legal Department.

NO EXPECTATION OF PRIVACY

All of the data, documents and messages transmitted or stored on or through Company equipment is deemed Company property.  Accordingly, the Company reserves the right to control and review all data created, transmitted, received or maintained thereon.  Associates shall have no expectation of privacy in the use of e-mail, telephone, voicemail, computer, or the Internet when using Company equipment and/or resources.

In order to promote the safety of employees and company visitors, as well as the security of its facilities, NMG may conduct video surveillance of any portion of its premises at any time, the only exception being private areas of restrooms and dressing rooms. Video cameras will be positioned in appropriate places within and around Company facilities and used in order to help promote the safety and security of people and property.  By remaining employed with the Company, associates give their consent to such video surveillance at any time the Company may elect.

CREATION AND RETENTION OF MESSAGES

Because e-mail, text messages and voicemail messages are not private and may be subject to interception by third parties, it is critical to compose them as carefully and professionally as one would with any formal written communication.

Sensitive Information should not be sent by e-mail outside of the NMG internal e-mail system.  If business requirements dictate that Sensitive Information must be exchanged, and no other exchange method is reasonably possible, this Information must be encrypted according to IS Department Standards.  Payment card primary account numbers must always be encrypted according to IS

Department Standards if they are sent by e-mail, whether internal or external to the NMG e-mail system.

It is critical to retain messages only as long as necessary.  Generally, voicemail messages should be deleted immediately after listening to them, and e-mail messages should be deleted within 120 days following delivery or receipt.  Records that need to be maintained for longer than 120 days should be saved in a format other than e-mail and maintained in accordance with the Company’s record retention policy.  E-mail over 120 days old will be automatically deleted.  Advance notice will be communicated through Lotus Notes prior to automatic deletion.

CONFLICTS OF INTEREST

The Company relies on the objectivity, integrity and undivided loyalty of its associates in performing their duties.  Associates are expected and have a duty to avoid any situation in which their personal interests conflict, or have the appearance of conflicting, with those of the Company.  By way of example only, a conflict of interest exists in the following situations: (1) when an associate engages in an activity that detracts from or interferes with the associate’s objectivity, effectiveness, duty of loyalty, or timely performance of duties or services; (2) when an associate or a member of his or her family has a financial or other interest which might influence the associate’s judgment while acting on behalf of the Company; or (3) when an associate or a member of his or her family purchases goods or services from a supplier of the Company at less than retail price (other than the normal discount available to all associates of the Company or to the general public).  In addition, an associate has a conflict if he or she, or a member of his or her family, may benefit from the associate’s position at the Company’s expense.  The Company uses the phrase “member of the associate’s family” broadly to include, without limitation, a spouse, domestic partner, child, spouse or domestic partner of a child, parent, in-law, sibling, dependent, aunt, uncle, or any adult supported by the associate or sharing the associate’s residence.

In general, associates shall not:

•                  compete with the Company;

•                  own or have an ownership interest in any vendor, distributor, supplier, customer, or competitor of the Company;

•                  be employed by, consult, serve as a director, volunteer or otherwise render services to any vendor, distributor, supplier, customer, or competitor of the Company;

•                  be a creditor of any vendor, distributor, supplier, customer, or competitor of the Company;

•                  use Company property, information, or position for personal gain;

•                  take advantage of opportunities learned or made available through one’s position with the Company or through the use of Company information;

•                  obtain confidential information for one’s personal benefit from any vendor, distributor, supplier, customer, or competitor of the Company;

•                  employ a relative where the associate directly supervises, has audit or approval function, or directly or indirectly influences the status of such relative; or

•                  accept any gift or entertainment from a vendor, distributor, supplier, customer, or competitor of the Company, except as permitted in this policy.

Associates are required to disclose all actual or potential conflicts of interest to their supervisor.  Loans and/or guarantees for any financial obligations granted to any associate, including but not limited to officers and directors, are of special concern and must be disclosed to and approved by the Company’s Board of Directors.  It is not a conflict for associates to own insubstantial amounts of stock in publicly held companies with whom the Company does business or competes, or to accept non-cash gifts and/or entertainment in the situations described below.

GIFTS

Associates are prohibited from soliciting gifts, gratuities, favors, or any other personal benefits of any kind from current or prospective vendors, suppliers, customers, or other third parties.  Gifts include, but are not limited to, cash, merchandise, services, or any other thing of value that is not available to all associates on an equal basis.  Associates are generally discouraged from accepting unsolicited gifts, and are specifically prohibited from accepting gifts of money or gifts in any other form which would induce or obligate them to give special consideration to the person or company making the gift.

During any calendar year, associates may, as a limited exception, accept unsolicited, non-monetary gifts that: (1) are items of nominal intrinsic value (i.e. $150.00 or less in aggregate retail value); or (2) are product samples, clearly marked with company or brand names, and distributed to a large group of associates on an equal basis.  Associates are prohibited from returning conclave or vendor gifts for cash or credit.  Associates are also prohibited from selling or bartering gifts received from vendors.  Any gift having more than nominal intrinsic value must be reported to the Human Resources Department to determine whether it can be accepted.  Whether or not the gift is accepted, associates should tactfully discourage the person or company giving the gift from giving similar gifts in the future.

The Company does permit vendors to provide reasonable amounts of free merchandise or “gratis” merchandise to associates in our stores, subject to the General Manager’s approval.  “Gratis” is for the sole purpose of helping our store associates promote the products the Company sells and to better serve all customers.

ENTERTAINMENT

Associates are prohibited from encouraging or soliciting entertainment from any current or prospective vendor, government agency, supplier, or customer.  Entertainment includes, but is not limited to, activities such as dinner parties, theater parties and sporting events.  From time-to-time, associates may accept unsolicited entertainment, but only under the following conditions:

•                  the entertainment occurs infrequently;

•                  the entertainment arises out of the ordinary course of business;

•                  the entertainment involves reasonable, not lavish, expenditures (e.g., the amounts involved should be amounts that associates are normally accustomed to spending for their own business or personal entertainment);

•                  the entertainment takes place in settings that are reasonable, appropriate and fitting for associates, their hosts and the business at hand; and

•                  associates are not tempted to give and do not feel obligated to give any special consideration to the individual or company providing the entertainment.

An associate who becomes involved in a situation that creates a conflict of interest, or the appearance of one, should notify his or her supervisor and seek guidance from either their supervisor, an NMG attorney, the Human Resources Department, the Associate Relations Department, or the Compliance Committee.  The Company reserves the right, in its sole discretion, to take all necessary actions to eliminate any conflicts of interest or to grant exceptions to the policy.

SUBSTANCE ABUSE AND DRUG TESTING POLICY

It is the Company’s intention to provide a safe and productive work environment for all associates.

Associates are prohibited from using, possessing, selling, distributing, purchasing or being under the influence of illegal narcotics or other controlled substances at any time while on Company property or on Company business.  Exceptions may be granted where use or possession is pursuant to a current valid prescription issued in the associate’s name by a health care professional.  Under such circumstances, the Company reserves the right to evaluate the need or availability of reasonable accommodations, and to assess an associate’s ability to perform essential job functions in a safe and acceptable manner.

Any associate who is arrested or charged by legal authorities for improper use, possession, or dealing in narcotics or other controlled substances may be suspended from employment without pay pending disposition of such matters.  Any associate convicted of improper use, possession or dealing in narcotics or other controlled substances may be discharged immediately.  Off the job illegal drug use may subject an associate to disciplinary action if such use could adversely affect job performance or affect the safety of other associates or the public.

In addition, the unauthorized use or being under the influence of alcohol while on the job may warrant disciplinary action up to and including immediate termination of employment.  An associate whose job requires the operation of a motor vehicle and who is convicted for driving under the influence of alcohol may be relieved of such duties.

The Company encourages associates who may have a problem with drugs and/or alcohol to use the Employee Assistance Program at 1-800-327-3558.  Additional information about this program is available from the Human Resources Department or on the website: members.mhn.com.

An associate whose job performance or behavior indicates that he or she may be unfit for duty will not be permitted to work.  If allowed under applicable state laws, the Company may require the associate to take an appropriate drug and/or alcohol test as a condition of continued employment if the Company has reasonable suspicion that the associate is under the influence of alcohol or drugs.  If use of drugs or alcohol is substantiated, disciplinary action may be imposed.  Refusal to consent to such tests will force the Company to determine, in its sole discretion, the appropriate disciplinary action based on all available information.

ENVIRONMENTAL COMPLIANCE

Associates must abide by all applicable environmental laws and regulations, and must not authorize, direct, or condone any violation of such laws or regulations.  Associates also must not knowingly provide any false information on any governmental environmental form, monitoring report, or in response to any request for environmental information from any governmental agency.

IMPLEMENTATION OF THE CODE

THE COMPLIANCE COMMITTEE

The Company has created a Compliance Committee to ensure continuing attention to matters of ethics and business conduct.  The Company’s General Counsel is the Chairman of the Compliance Committee, with ultimate responsibility of overseeing compliance with all applicable laws and with the Code.

DISSEMINATION OF INFORMATION

The Code summarizes certain key laws, policies and ethical principles which aid associates in identifying and preventing possible problems.  The Company recognizes that the materials contained in the Code and those distributed to supplement the Code cannot possibly anticipate all potential problems that may be encountered.  To a significant extent, the Company must rely upon each individual associate to act with integrity, to use his or her best judgment, and to seek guidance when necessary in any given situation.

All associates will receive a copy of the Code and are required to sign a Certification.  The Certification represents that an associate has received and reviewed the Code and understands the obligation to comply with all of its requirements.  It is imperative that all associates read and thoroughly understand each provision.  Associates will be asked to re-certify their understanding and compliance from time to time.

The Company retains the right to update, amend, or modify the Code at any time without prior notice, except that the Binding Arbitration Program may be modified or revoked on a prospective basis only and with thirty (30) days’ advance written notice of the substance of any modification or revocation. Any modification or revocation to the Binding Arbitration Program will have no effect on any dispute that arose or accrued prior to the effective date of the modification or revocation.  Associates will be bound by such changes.  The Company may also periodically distribute additional guidelines regarding compliance with individual policies.

TRAINING AND EDUCATION

The Compliance Committee oversees and coordinates the training of designated associates regarding the Code and its related policies.  The Legal Department may conduct periodic compliance meetings and distribute guidelines to further educate associates regarding the Code’s content.

DISCIPLINE FOR VIOLATIONS

Associates are obligated to comply with all requirements set forth in the Code.  In enforcing these requirements, the Company will undertake all necessary actions based upon the facts and circumstances of each situation.  The Code provides additional disciplinary guidelines for the following situations:

•                  associates who authorize, condone or participate in actions that violate the law or the Code;

•                  associates who attempt or encourage others to retaliate, directly or indirectly, against individuals who report violations or potential violations of the law and/or the Code;

•                  associates who fail to report a violation of the law and/or the Code, or who withhold relevant and material information concerning a violation of which they are aware or should be aware; and

•                  associates who submit reports of violations or suspected violations which are knowingly false, made in bad faith, or submitted with a reckless disregard for the truth or accuracy of the alleged violations.

To the extent that the circumstances of the violation reflect inadequate supervision or lack of diligence by the supervisor(s), discriminatory action may also be taken against the supervisor(s).  Disciplinary action under these circumstances may result in termination of employment.

INVESTIGATING AND RESPONDING TO ALLEGATIONS OF VIOLATIONS

All reported violations of the law and/or the Code will be investigated promptly and will be treated with as much confidentiality as reasonably possible.  The Compliance Committee has a duty to coordinate all investigations and confer with Company management regarding any recommended course of action.

Associates are required to cooperate in all investigations.  It is imperative, however, that associates refrain from conducting investigations on their own without first obtaining approval from the Compliance Committee or at the direction of the Legal Department.  Investigations may raise complicated legal issues, and could result in adverse consequences.

RETENTION OF OUTSIDE LEGAL COUNSEL

Periodically, the Company will retain outside counsel to provide advice regarding legal compliance, assist in conducting internal investigations, or represent the Company in litigation or governmental investigations.  The Legal Department retains the sole and exclusive authority to select, hire and supervise outside counsel when seeking representation or advice for the Company on any subject.

APPENDIX 1

COMPLIANCE COMMITTEE MEMBERS

THE NEIMAN MARCUS GROUP, INC.

1618 Main Street Dallas, TX 75201

800-937-9146 / 214-741-6911

NMG Senior Vice President - General Counsel

214-743-7610

JIM SKINNER

NMG Executive Vice President — Chief Operating Officer and Chief Financial Officer

214-743-7630

Jim_Skinner@neimanmarcus.com

JOE WEBER

NMG Senior Vice President — Chief Human Resource Officer

214-743-7606

Joe_Weber@neimanmarcus.com

DALE STAPLETON

NMG Senior Vice President — Chief Accounting Officer

214-757-2968

Dale_Stapleton@neimanmarcus.com

MICHAEL KINGSTON

NMG Senior Vice President — Chief Information Officer

972-401-6790

Michael_Kingston@neimanmarcus.com

CRAIG JOHNSON

NMG Vice President — Corporate Tax Department

214-757-2962

Craig_Johnson@neimanmarcus.com

KIM YEE

NMG Vice President — Assistant General Counsel

214-743-7618

Kim_Yee@neimanmarcus.com

NINA KERN

NMG Vice President — Associate Relations & Associate Development

214-573-5686

Nina_Kern@neimanmarcus.com

JON PHILLIPS

NMG Vice President — Corporate Loss Prevention

214-757-2907

Jon_Phillips@neimanmarcus.com

PETE POURIDIS

NMG Vice President — Corporate Loss Prevention

972-401-6700

Pete_Pouridis@neimanmarcus.com

KURT BEALE

NMG Vice President — Chief Audit Executive

214-761-2761

Kurt_Beale@neimanmarcus.com

SCOTT SEALE

NMG Vice President — Employee Benefits

214-757-2888

Scott_Seale@neimanmarcus.com

BILL HOUGH

NMG Vice President — Credit Management

214-761-2699

Bill_Hough@neimanmarcus.com

APPENDIX 2

LEGAL DEPARTMENT DIRECTORY

THE NEIMAN MARCUS GROUP, INC.

Legal Department

1618 Main Street

Dallas, TX 75201

(800) 937-9146

(214) 741-6911

(214) 743-7611 Facsimile

KIM YEE

Vice President - Assistant General Counsel

214-743-7618

Kim_Yee@neimanmarcus.com

MARGARET LESESNE

Vice President — Assistant General Counsel

214-743-7614

Margaret_Lesesne@neimanmarcus.com

ELIZABETH COX

Senior Attorney

214-743-7626

Elizabeth_Cox@neimanmarcus.com

SHERRY WITT

Real Estate Attorney

214-743-7619

Sherry_Witt@neimanmarcus.com

THE NEIMAN MARCUS GROUP, INC.

CODE OF ETHICS AND CONDUCT

CERTIFICATION AND ACKNOWLEDGEMENT

I have received The Neiman Marcus Group, Inc. Code of Ethics and Conduct (the “Code”).  I have read the Code, understand its contents, and have complied with it at all times.  Furthermore, I agree to comply with it at all times while employed by the Company and, when applicable, after my employment ends.  I acknowledge that the Code is a statement of legal and ethical principles and of individual and business conduct. It is not an employment contract between me and the Company, and does not change my at-will employment status. I understand that my failure to comply with the Code or other Company policies may subject me to disciplinary action, up to and including the immediate termination of my employment.

I further understand my responsibility to report violations of the Code, potential violations of the Code, and violations of any laws.  I understand that I should report such matters to my supervisor, the Human Resources Department, the Associate Relations Department, any attorney in the Legal Department, or to the Compliance Committee.

I have received and had an opportunity to review the “NMG Dispute Resolution Plan” which contains the 4-Step process for dispute resolution which, as a condition of my employment, the Company expects me to follow to resolve all disputes that may arise in the course of my work.

I have received and had an opportunity to review The NMG Binding Arbitration Program, which sets forth the terms and conditions of NMG’s binding arbitration program which provides that arbitration is the exclusive means of resolving any and all disputes or claims I or the Company may have against each other, arising out of or connected in any way with my employment with NMG, in lieu of a judge or jury trial. THE COMPANY HAS ADVISED ME THAT IF I ACCEPT OR CONTINUE EMPLOYMENT WITH THE COMPANY, I AM DEEMED TO HAVE ACCEPTED THE BINDING ARBITRATION PROGRAM.

I understand that the Company reserves the right to update, amend or modify the Code of Ethics and Conduct and the Dispute Resolution Plan at any time, except that the Binding Arbitration Program may be modified or revoked on a prospective basis only and with thirty (30) days’ advance written notice of the substance of any modification or revocation. Any modification or revocation to the Binding Arbitration Program will have no effect on any dispute that arose or accrued prior to the effective date of the modification or revocation.

Click here to acknowledge receipt of The Neiman Marcus Group, Inc. Code of Ethics and Conduct and to certify that you have read and understand its content.